Exhibit 99.2

JOFF Fintech Acquisition Corp. Completes Upsized $414,000,000 Initial Public Offering

New York, NY, February 9, 2021 /PRNewswire/ -- JOFF Fintech Acquisition Corp. (the “Company”) today announced the closing of its upsized initial public offering of 41,400,000 units, including 5,400,000 units issued to the underwriters upon full exercise of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $414,000,000.

The Company’s units began trading on the Nasdaq Stock Market under the ticker symbol “JOFFU” on Friday, February 5, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed and traded on the Nasdaq Stock Market under the symbols “JOFF” and “JOFFW,” respectively.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

RBC Capital Markets acted as sole book-running manager.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

Registration statements relating to the securities sold in the initial public offering have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on Thursday, February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Joel Leonoff
JOFF Fintech Acquisition Corp.
c/o Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas
New York, NY 10105
Telephone: (212) 370-1300